Contacts:	Dolph Baker, Chairman, President and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS, INC. REPORTS SECOND QUARTER FISCAL 2014 RESULTS

JACKSON, Miss. (December 30, 2013) — Cal-Maine Foods, Inc. (NASDAQ: CALM) today announced results for the second quarter and six months ended November 30, 2013.

Net sales for the second quarter of fiscal 2014 were $354.3 million, an eight percent increase compared with net sales of $328.9 million for the second quarter of fiscal 2013. The Company reported net income of $26.1 million, or $1.09 per basic share and $1.08 per diluted share, for the second quarter of fiscal 2014 compared with $14.3 million, or $0.60 per basic and diluted share, for the second quarter of fiscal 2013.

For the first six months of fiscal 2014, net sales were $673.8 million compared with net sales of $601.8 million for the prior-year period. The Company reported net income of $34.9 million, or $1.45 per basic share and $1.44 per diluted share, for the first half of fiscal 2014 compared with net income of $23.7 million, or $0.99 per basic and diluted share, for the year-earlier period.

Dolph Baker, chairman, president and chief executive officer of Cal-Maine Foods, Inc., stated, “We are pleased with the continued growth in sales and improved operating performance for the second quarter of fiscal 2014. These results reflect the additional volumes related to the Maxim acquisition, completed in November 2012, which contributed to the 6.2 percent growth in dozens sold during the quarter. Average selling prices were up one percent compared with the second quarter of fiscal 2013.

“Our specialty egg sales continued to trend higher and accounted for 16.4 percent of dozens sold and 23.7 percent of total shell egg sales revenue for the quarter. Specialty eggs are an important area of focus for Cal-Maine Food’s growth strategy as they continue to gain popularity with consumers who are looking for alternatives and willing to pay for premium products. Specialty egg prices, which are typically higher and less cyclical than regular egg prices, were up 4.1 percent in the second quarter of fiscal 2014 compared with the same period last year. We will continue to identify ways to enhance our product mix in line with changing customer demand trends.”

Baker added, “We experienced favorable egg markets during the second quarter of fiscal 2014. Our feed costs, which remain at historically high levels, were 15 percent lower than a year ago. We are optimistic feed costs will remain near current levels, but believe that prices of corn and soybean meal, our principal feed ingredients, will remain volatile for the balance of our fiscal year. Overall, our operations performed very well and our operating income for the second quarter of fiscal 2014 was $40.9 million compared with $20.4 million for the second quarter of fiscal 2013. These results reflect higher sales volumes and our continued efforts to be an efficient, low-cost producer. We are very pleased with our performance through the first half of fiscal 2014 and look forward to the new opportunities ahead for Cal-Maine Foods.”

For the second quarter of fiscal 2014, Cal-Maine Foods will pay a cash dividend of approximately $0.361 per share to holders of its common and Class A common stock. Pursuant to Cal-Maine Foods’ variable dividend policy, in each quarter for which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income. No dividends are paid in a quarter for which the Company does not report net income. The amount paid could vary slightly based on the amount of outstanding shares on the record date. The dividend is payable February 3, 2014, to shareholders of record on January 29, 2014.

Selected operating statistics for the second quarter and year to date periods of fiscal 2014 compared with the prior year periods are shown below:

	13 Weeks Ended		26 Weeks Ended
	November 30, 2013	December 1, 2012	November 30, 2013	December 1, 2012
Dozen Eggs Sold (000)	252,766	238,064	495,315	448,125
Dozen Eggs Produced (000)	185,538	179,849	365,265	337,751

% Specialty Sales (dozen)	16.4%	16.4%	16.3%	16.2%

Net Average Selling Price (dozen)	$1.340	$1.323	$1.297	$1.283
Feed Cost (dozen)	$0.486	$0.574	$0.512	$0.547

% Specialty Sales Dollars	23.7%	22.9%	24.1%	23.2%

On November 15, 2012, the Company purchased the commercial egg assets of Maxim Production Co., Inc. Excluding the acquisition, net sales for the second quarter of fiscal 2014 were $323.4 million, an increase of 1.6 percent compared with the prior-year period. Dozens sold, excluding the acquisition, were 227.0 million for the second quarter of fiscal 2014, a decrease of 1.3 percent compared with the second quarter of fiscal 2013. On a comparable basis, excluding the acquisition, net sales for the first half of fiscal 2014 were $615.0 million, an increase of 4.0 percent, and dozens sold were 445.2 million, an increase of 1.2 percent, over the same period last year.

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control. The factors that could cause actual results to differ materially from those projected in the forward-looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) risks, changes or obligations that could result from our future acquisition of new flocks or businesses, and (v) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward-looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, we disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

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SUMMARY STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended		26 Weeks Ended
	November 30,	December 1,	November 30,	December 1,
	2013	2012	2013	2012
Net sales	$354,275	$328,870	$673,803	$601,798
Gross profit	74,667	51,298	119,578	96,013
Operating income	40,858	20,366	51,928	35,963
Other income	58	2,031	2,769	1,135
Income before income taxes
and noncontrolling interest	40,916	22,397	54,697	37,098
Income before income taxes
attributable to Cal-Maine Foods, Inc.	40,775	22,357	54,414	36,953

Net income	$26,106	$14,290	$34,862	$23,705

Net income per common share:
Basic	$1.09	$0.60	$1.45	$0.99
Diluted	$1.08	$0.60	$1.44	$0.99

Weighted average shares outstanding:
Basic	24,045	23,941	24,042	23,931
Diluted	24,137	23,978	24,134	23,968

SUMMARY BALANCE SHEETS

	November 30, 2013	June 1, 2013
ASSETS
Cash and short-term investments	$161,951	$182,888
Receivables	106,883	82,586
Inventories	143,284	147,993
Prepaid expenses and other current assets	5,508	1,414
Current assets	417,626	414,881

Property, plant and equipment (net)	277,169	266,008
Other noncurrent assets	58,090	64,738
Total assets	$752,885	$745,627

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$75,346	$99,827
Current maturities of long-term debt	9,153	10,373
Deferred income taxes	32,047	19,995
Current liabilities	116,546	130,195

Long-term debt, less current maturities	50,214	54,647
Deferred income taxes and other liabilities	42,601	42,741
Stockholders' equity	543,524	518,044
Total liabilities and stockholders' equity	$752,885	$745,627

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